Exhibit 4.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS AND ASTERISKS BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Digital Product Operations Cooperation Agreement

Party A Agreement Number: YC-SJDS-2025-01-10

Party A: Beijing Yicheng Tianxia Technology Co., Ltd.

Legal Representative: Zhang Xiangjun

Registered Address: Room 316,3rd Floor, No.1106 Huihe South Street, Banbidian Village, Gaobeidian Township, Chaoyang District, Beijing

Contact: Liu Lijun

Contact number: 18618186111

Email: ljliu@139.com

Party B: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Legal Representative: Xu Jin

Registered Address: No.88, Lane 1283, Jinhu Road, China (Shanghai) Pilot Free Trade Zone

Contact: Li Yan

Contact number: 13482850935

Email: service@ectv.cloud

In view of:

Party B is a fully qualified company with mature digital product distribution channels and its own service platform. After mutual consultation, both parties hereby agree to the following terms regarding Party B’s provision of technical services to Party A through its digital product channels and service platform:

I. Term Definitions:

Digital products: Specifically referring to digital products or services that can be accessed via download or online platforms; those tradable using virtual or real currency; including but not limited to news, books, magazines, music and video content, television programs, search engines, mobile applications, digital goods, and digital products/services within online games.

II. Commitments and Guarantees:

2.1	Party B warrants that it possesses all necessary qualifications for conducting transactions under this Agreement and is duly authorized to engage in such transactions; furthermore, its conduct in carrying out these transactions shall not violate the provisions of any binding regulatory laws, regulations, or other applicable legal documents of the People’s Republic of China.

2.2	Party A warrants that it possesses all necessary qualifications to conduct transactions under this Agreement and is duly authorized to engage in such transactions; furthermore, its conduct in carrying out these transactions shall not violate the provisions of any binding regulatory laws, regulations, or other normative legal documents of the People’s Republic of China.

2.3	Both parties hereby undertake that their authorized representatives have been duly authorized to execute this Agreement, and that the execution and performance of this Agreement comply with applicable laws and the Company’s Articles of Association, without requiring any third-party approval or filing.

III. Cooperation Method:

3.1	Party A may place a written order for a direct recharge interface or card key with Party B based on its requirements. Upon receiving the order, Party B shall provide the digital product recharge service that meets the order specifications within the agreed timeframe and manner.

3.2	Party B shall provide Party A with a direct charging interface or card authentication service for digital products, and assist Party A in integrating with Party B’s system to ensure seamless transmission of online supply service data.

3.3	Party B shall provide Party A with the electronic data corresponding to the digital products under the relevant orders through the methods agreed upon by both parties:

3.3.1	Direct Platform Charging Method: Party A provides operational support, while Party B supplies the platform API interfaces. Both parties conduct technical debugging to achieve platform integration. Party B opens its platform management system to Party A and configures the required digital products, enabling direct online top-ups for digital products.

3.3.2	Platform Interface Data Extraction Method: Party A independently extracts the relevant electronic data through the API platform interface, including the electronic card keys for the corresponding digital products.

3.3.3	Email Extraction Method: In accordance with Party A’s written order requirements for the card password, Party B shall send the electronic data corresponding to the digital product via double encrypted email to Party A’s designated email address ljliu@139.com, and send the password SMS to Party A’s designated mobile phone number 18618186111.

3.4	If Party A needs to change the email address or mobile phone number designated under this Agreement, it shall notify Party B in writing fifteen working days in advance. Failure to provide timely notice shall result in all losses incurred by Party A due to such delay being borne solely by Party A.

IV. Settlement and Payment

4.1	Both parties shall settle payments based on the amount specified in Appendix I, the “Quotation.” In the event of any subsequent product changes or additions, the latest information confirmed in writing and stamped by both parties shall prevail.

4.2	Taxes and Fees: The total fee specified in this Agreement includes all costs and taxes payable by Party A for Party B’s performance hereof. Unless otherwise agreed, Party A shall not be liable to pay any additional remuneration, fees, or taxes to Party B or any third party arising from the procurement of digital products under this Agreement.

4.3	Payment Method: Within [1] working days after receiving the jointly stamped written order from both parties, Party B shall issue and deliver to Party A a value-added tax special invoice corresponding to the amount specified, in compliance with national regulations. The invoice items shall include: *Information Technology Service Fee* and *Information Service Fee*, with a tax rate of 6%. Within [5] working days after receiving the value-added tax special invoice from Party B, Party A shall make payment via [bank transfer]. Within [5] working days after receiving the payment from Party A, Party B shall deliver the ordered digital products to Party A. If Party B fails to deliver the ordered digital products on time, it shall pay Party A a daily penalty of [0.3]% of the order amount for each day of delay; if the delay exceeds [10] days (inclusive), Party B shall refund the full order amount to Party A.

4.4	Fee Deduction: If the digital product has quality issues or other defects, Party B shall cooperate with Party A to resolve them within [1] working days. In the event of user refunds or compensation claims, Party A reserves the right to deduct such amounts from any settlement payment.

4.5	Invoice Issuance:

4.5.1	When Party B issues a special VAT invoice to Party A, the invoice amount shall be equivalent to the actual expenses and comply with relevant laws and regulations. Party B shall designate a designated person or use registered mail or express courier service to deliver the invoice to Party A within [15] working days after issuance, with the delivery date being determined by Party A’s receipt date.

4.5.2	If the special VAT invoice provided by Party B fails to meet legal requirements, contractual stipulations, or tax certification standards, Party A shall have the right to reject the invoice or return it upon discovery of such issues, and Party B shall promptly replace it.

4.6	The financial information of both parties under this Agreement is as follows:

4.6.1	The payment account designated by Party B is:

Account Name: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Bank: [***]

Bank Account Number: [***]

4.6.2	The payment account designated by Party A is:

Account Name: Beijing Yicheng Tianxia Technology Co., Ltd.

Bank: [***]

Bank Account Number: [***]

4.6.3	The information for Party A’s VAT special invoice issuance is as follows:

Full Company Name: Beijing Yicheng Tianxia Technology Co., Ltd.

Taxpayer Identification Number: [***]

Registered Address: Room 316, 3rd Floor, No.1106 Huihe South Street, Banbidian Village, Gaobeidian Township, Chaoyang District, Beijing

Bank: [***]

Bank Account Number: [***]

Contact Number: 87709513

V. After-Sales Guarantee Terms

5.1	Under this cooperation agreement, Party B shall be solely responsible for any digital products arising from product defects or quality issues, including but not limited to product inoperability or expiration. The post-sale period shall be one year from the date of Party A’s acceptance inspection; any other provisions agreed upon by both parties shall prevail.

5.2	During the after-sales period, if any digital product obtained by Party A through Party B becomes unusable, Party B’s business contact shall promptly respond upon receiving Party A’s notification and conduct an investigation with a response within [1] working days. Both parties shall resolve the matter through consultation based on the actual investigation results: if the issue stems from Party B, Party B shall issue a replacement card or provide a refund; if it stems from Party A, Party B shall only assist Party A in verifying the card’s status with its supplier.

5.3	Both parties agree that Party B acknowledges and consents to Party A reselling the digital products to end-users. If Party A is required to compensate end-users or third parties due to product defects, quality issues, or after-sales problems attributable to Party B, such compensation shall be borne by Party B; if this results in additional losses to Party A, Party B shall compensate Party A for all such losses. Party A reserves the right to terminate this Agreement.

VI. Confidentiality Clause

6.1	For the purposes of this Agreement, “confidential information” refers to any information and materials that are obtained, learned, or jointly created by one Party (hereinafter referred to as the “receiving Party”) from the other Party (hereinafter referred to as the “disclosing Party”), which are inseparable trade secrets (including financial secrets), technical secrets, business know-how, and/or other information subject to confidentiality, regardless of their form or medium of storage, and irrespective of whether the disclosing Party indicated their confidentiality status orally, graphically, or in writing at the time of disclosure.

6.2	During the term of this Agreement and for three years thereafter, neither party shall disclose, disclose inappropriately, or provide confidential information to any third party.

6.3	The Parties hereto shall take appropriate measures to properly safeguard the confidential information provided by each other, with the level of prudence applied being no less stringent than that required for protecting their own confidential information. The Parties may only utilize the confidential information for purposes specified herein.

6.4	The Parties hereto hereby guarantee that the confidential information shall be accessible only to the responsible persons and employees of each Party engaged in the relevant business. Prior to such access, the Parties shall inform these individuals of the confidentiality requirements and corresponding obligations, and provide verifiable evidence confirming their actual compliance with the confidentiality obligations under this Agreement.

6.5	If necessary, the recipient shall return all documents or other materials containing confidential information to the disclosing party in accordance with the disclosing party’s instructions, or destroy them as directed.

6.6	The aforementioned restrictive provisions of this Article shall not apply in the following circumstances:

A.	At the time of signing this agreement or prior thereto, the confidential information was legally owned by the recipient.

B.	The confidential information was already public or could be obtained from the public domain when notified to the recipient.

C.	The confidential information was obtained by the recipient from a third party to whom the recipient has no obligation to keep it confidential or disclose it.

D.	Provided that such disclosure does not violate the liability obligations stipulated in this Agreement, the confidential information has been made public or is readily available from the public domain.

E.	The confidential information was independently developed by the recipient or its affiliates or subsidiaries, and was not obtained from the notifying party or its affiliates or subsidiaries. The company benefited from the information obtained;

F.	When the recipient discloses confidential information upon request by a court or other legal or administrative authorities (through oral inquiries, requests for materials or documents, summonses, civil or criminal investigations, or other procedures), the recipient shall immediately notify the disclosing party and provide necessary explanations.

6.7	The parties to this Agreement shall also bear confidentiality obligations regarding its specific contents.

6.8	All communications, notifications, disclosures, and other document transmissions or exchanges between the Parties hereto for the purpose of fulfilling this Agreement shall be properly retained by the Parties and shall not be used for purposes detrimental to their business operations. Neither Party shall defame or slander the other Party, nor shall it make statements detrimental to the other Parties in public that aim to attack any Party.

VII. Term of Cooperation

This Agreement shall be valid only upon being signed by the legal representatives or authorized representatives of both parties and stamped with their official seals or contract-specific seals. It shall remain effective from the date of execution until December 31,2025.

VIII. Liability for Breach, Applicable Law, and Dispute Resolution

8.1	Unless otherwise agreed in this Agreement, if Party B fails to perform any time-bound obligations stipulated herein within the specified period, Party B shall pay Party A a daily penalty of [1]% of the current order amount for each day of delay; if the delay exceeds [10] days (inclusive), Party A shall have the right to terminate this Agreement, and Party B shall pay Party A a total penalty of [10]% of the total agreement amount.

8.2	Without Party A’s prior written consent, Party B shall not assign any rights or obligations under this Agreement to any third party; otherwise, all proceeds shall belong to Party A, and Party A shall have the right to terminate this Agreement.

8.3	Unless otherwise agreed herein, if Party B breaches any other obligations stipulated in this Agreement and fails to rectify such breach within [10] days after receiving a demand from Party A, or if the rectified performance still fails to comply with the Agreement, Party A shall have the right to terminate this Agreement.

8.4	Party A shall have the right to deduct in advance from any payments made to Party B any fees payable by Party B for breach of this Agreement (including but not limited to liquidated damages and compensation).

8.5	If the liquidated damages payable by Party B to Party A under this Agreement are insufficient to cover Party A’ s losses, Party B shall make up the shortfall. The losses of Party A as stipulated herein include, but are not limited to, the reduction in Party A’s direct economic interests and the loss of expected profits. All expenses incurred by Party A in asserting its rights against Party B due to Party B’s breach of this Agreement—including investigation and evidence collection fees, notarization fees, appraisal fees, expert assessment fees, audit fees, litigation fees, enforcement fees, arbitration fees, preservation fees, preservation guarantee fees or preservation guarantee insurance premiums, attorney fees, consulting fees, travel expenses, compensation payments made to third parties, and fines paid to administrative authorities—shall be borne by Party B.

8.6	If Party A terminates this Agreement due to Party B’s breach, Party B shall refund all payments received under this Agreement in full to Party A within [5] days from the date of receiving Party A’s termination notice.

8.7	The conclusion, execution, interpretation, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

8.8	Any disputes arising from the performance of this Agreement shall be resolved through friendly consultations between the parties. If consultations fail, the parties agree to submit the dispute to the People’s Court at Party A’s domicile for adjudication.

IX. Others

9.1	Unless expressly confirmed in writing, any failure by either party to exercise its rights under this Agreement in a timely manner shall not be deemed a waiver of such rights, nor shall it affect the party’s future exercise of those rights.

9.2	If any provision of this Agreement becomes wholly or partially invalid or unenforceable for any reason, such event shall not affect the validity of the remaining provisions hereof.

9.3	The annexes to this Agreement, subject to the written consent of all parties, constitute an integral part of this Agreement and shall have the same legal effect as the main text. Any amendments to the annexes shall be formalized in writing.

9.4	Any amendments or supplements to the terms of this Agreement shall be in writing and shall become an integral part of the Agreement upon execution by both parties.

9.5	The contact persons, telephone numbers, email addresses, business addresses, and account information of both Party A and Party B during the performance of this Agreement shall be as specified in the header of this Agreement. In case of any changes, either party shall notify the other party in writing three working days in advance and obtain the other party’s confirmation.

9.6	This Agreement is executed in five original copies, with Party A holding three copies and Party B holding two copies, all of which shall have equal legal effect.

9.7	If any party to this Agreement is unable to perform or fully perform its obligations due to natural disasters, fires, explosions, wars, terrorist incidents, large-scale epidemics, changes in national laws, regulations or policies, cybersecurity incidents, or any other similar unforeseeable, unavoidable and insurmountable force majeure events, the affected party shall immediately notify the other party in the most efficient manner possible and submit detailed information about the event along with valid documentation proving the inability to perform, partial performance deficiency, or requirement for performance extension within [10] days from the occurrence date of such force majeure event. In cases where performance is rendered impossible due to such events, the affected party shall be partially or fully exempted from liability, unless otherwise stipulated by law. If the impact of force majeure persists for more than [10] days (inclusive), either party may terminate this Agreement in writing.

(No text follows)

Party A	Party B

Beijing Yicheng Tianxia Technology Co., Ltd.	Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Legal Representative / Authorized Person: (Signature and Seal)	Legal Representative / Authorized Person: (Signature and Seal)

Date: December 26, 2024	Date:

Annex I: Quotation

A-1

Annex II:

Integrity Commitment

A-2